Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

ULTRA PETROLEUM REPORTS RECORD PRODUCTION AND
THIRD QUARTER 2006 RESULTS

•	Production for the third quarter 2006 increased 25 percent from third quarter 2005
•	Nine month 2006 production grew by 21 percent from the same period in 2005
•	Third quarter 2006 production increased 21 percent from second quarter 2006

HOUSTON, Texas – October 31, 2006 – Ultra Petroleum Corp. (AMEX: UPL) today reported earnings for the three-month period ended September 30, 2006, of $52.5 million or $0.33 per diluted share, a decrease from $60.9 million, or $0.38 per diluted share, for the same period in 2005. Operating cash flow(1) for the third quarter of 2006 was $106.3 million, or $0.66 per diluted share, essentially unchanged from $108.3 million or $0.67 per diluted share, for the same period in 2005.

Production for the third quarter of 2006 increased 25 percent to 23.6 billion cubic feet equivalent (Bcfe), compared to 18.8 Bcfe, for the same period in 2005. This is the highest quarterly production level ever achieved by Ultra Petroleum. Production for the three-month period ended September 30, 2006 is comprised of 20.5 billion cubic feet (Bcf) natural gas from Wyoming, 355.7 thousand barrels (MBbls) crude oil from China, and 158.2 MBbls crude oil from Wyoming. Including effects of hedging, average realized natural gas prices in Wyoming for the third quarter decreased to $5.68 per thousand cubic feet (Mcf) compared to $6.86 per Mcf during the same period in 2005, while average Wyoming crude oil prices increased to $70.61 per barrel (Bbl) compared to $65.20 per Bbl in 2005. Crude oil prices in China averaged $50.14 per Bbl during the third quarter of 2006 compared to $48.44 per Bbl for the same period in 2005. The company’s net income and operating cash flow(1) margins for the third quarter amounted to 36 percent and 73 percent respectively.

Net income for the nine-month period ended September 30, 2006 was $170.6 million, or $1.05 per diluted share, up 17 percent from $146.1 million, or $0.90 per diluted share, for the same period in 2005. Operating cash flow(1) for the nine month period increased to $313.8 million, or $1.93 per diluted share, up 19 percent from $264.5 million, or $1.64 per diluted share, for the same period in 2005.

Production for the first nine months of 2006 increased to 63.2 Bcfe, compared to 52.4 Bcfe, a 21 percent increase from the same period in 2005. Production for the nine-month period ended September 30, 2006 is comprised of 53.5 Bcf natural gas from Wyoming, 1,206.9 MBbls crude oil from China, and 412.5 MBbls crude oil from Wyoming. Including the effects of hedging, average realized natural gas prices were $6.18 per Mcf during the nine-month period, compared to $6.14 per Mcf for the same period in 2005. China crude oil prices for the nine months ended September 30, 2006 averaged $56.62 per Bbl compared to $41.98 per Bbl, for the same period in 2005, while Wyoming crude oil prices averaged $67.81 per Bbl compared to $56.92 per Bbl in 2005.

Ultra Petroleum Corp. Third Quarter Results

During the third quarter 2006, the company retired stock in the amount of $101.0 million constituting 2,050,458 shares. On a cumulative basis, Ultra Petroleum purchased and retired 3,481,032 shares valued at $174.3 million at the end of the third quarter 2006. Total shares outstanding as of September 30, 2006 were 152,187,397. In conjunction with the share repurchase program the company incurred $5.2 million of withholding tax which will be included in the current income tax expense for the third quarter 2006.

Beginning March 2006, the Chinese government levied a Petroleum Special Profits Tax effective for crude oil prices in excess of $40 per barrel. This additional cost increased severance and production taxes in China by $0.8 million for the quarter.

“We continue to be one of the leading companies in delivering organic production growth. Our third quarter 2006 production increased 25 percent over year ago numbers and year-to-date production increased 21 percent over the same period in 2005. We’re delighted with this success in spite of the delays in rig deliveries in Wyoming and facilities installation in Bohai Bay, China. Operating cash flow(1) and earnings for the first nine months of the year are up 19 percent and 17 percent respectively over 2005, including the $9 million of additional withholding tax associated with the share repurchase program. Our returns remain strong with the annualized year to date return on equity being 39 percent and return on capital 34 percent,” commented Michael D. Watford, Chairman, President and Chief Executive Officer.

Conference Call Webcast Scheduled for November 1, 2006

Ultra Petroleum’s third quarter 2006 conference call will be available via live audio webcast at 10:00 a.m. Central Standard Time (11:00 a.m. Eastern Standard Time) on Wednesday, November 1, 2006. To listen to this webcast, log on to www.ultrapetroleum.com. The webcast will be archived on Ultra Petroleum’s website through February 16, 2007.

About Ultra Petroleum

Ultra Petroleum is an independent, exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming, and oil reserves in Bohai Bay, offshore China. Ultra Petroleum is listed on the American Stock Exchange under the symbol “UPL” with 152,187,397 shares outstanding at September 30, 2006.

Ultra Petroleum Corp. Third Quarter Results

Ultra Petroleum Corp.
Consolidated Statement of Operations
(unaudited)
All amounts expressed in US$

	For the Nine Months Ended		For the Quarter Ended

	30-Sep-06	30-Sep-05	30-Sep-06	30-Sep-05

Volumes
Oil liquids (Bbls) - WY	412,473	331,241	158,163	123,797
Oil crude (Bbls) - China	1,206,930	1,163,196	355,674	322,929
Natural Gas (Mcf) - WY	53,457,186	43,417,882	20,494,570	16,139,491

MCFE	63,173,604	52,384,503	23,577,592	18,819,850

Revenues
Oil sales - WY	$27,970,844	$18,853,522	$11,168,312	$8,071,402
Oil sales - China	68,336,261	48,832,021	17,832,835	15,642,704
Natural Gas sales - WY	330,201,795	266,692,797	116,364,900	110,665,181

Total Revenues	426,508,900	334,378,340	145,366,047	134,379,287

Expenses
Production Costs - WY	10,217,905	6,336,316	5,410,445	2,318,646
Production Costs - China	6,817,000	4,699,000	2,104,000	1,079,000
Severance/Production Taxes - WY	41,222,962	33,162,191	14,549,006	13,935,435
Severance/Production Taxes - China	7,000,151	2,442,986	1,634,791	783,520
Gathering Fees	13,621,318	12,318,895	5,509,257	4,602,121

Total Lease Operating Costs	78,879,336	58,959,388	29,207,499	22,718,722

DD&A - WY	50,189,449	32,027,985	19,555,958	12,121,758
DD&A - China	9,039,598	5,138,753	2,985,160	1,149,067
General and administrative	12,141,587	10,712,319	4,225,197	4,019,706

Total Expenses	150,249,970	106,838,445	55,973,814	40,009,253

Interest and other income	1,629,094	371,020	284,952	177,463
Interest and debt expense	1,183,167	2,856,011	872,120	787,604
Net income before income taxes	276,704,857	225,054,904	88,805,065	93,759,893
Income tax provision - current	23,171,649	—	5,548,991	—
Income tax provision - deferred	82,908,405	78,994,271	30,780,578	32,909,724
Net Income	$170,624,803	$146,060,633	$52,475,496	$60,850,169
Operating Cash Flow (see non-GAAP reconciliation)	$313,783,887	$264,493,474	$106,294,708	$108,291,891
Weighted Average Shares – Basic	154,591,379	152,515,660	153,350,518	153,719,760
Weighted Average Shares – Diluted	162,446,569	161,538,906	160,919,594	162,231,248
Earnings per Share - Basic	$1.10	$0.96	$0.34	$0.40
Earnings per Share - Diluted	$1.05	$0.90	$0.33	$0.38
Realized Prices
Oil liquids (Bbls) – WY	$67.81	$56.92	$70.61	$65.20
Oil crude (Bbls) - China	$56.62	$41.98	$50.14	$48.44
Natural Gas (Mcf)	$6.18	$6.14	$5.68	$6.86
Costs Per MCFE - Corporate
Lease Operating Costs	$1.25	$1.13	$1.24	$1.21
DD&A	$0.94	$0.71	$0.96	$0.71
General and administrative - total	$0.19	$0.20	$0.18	$0.21
Interest and debt expense	$0.02	$0.05	$0.04	$0.04

	$2.40	$2.09	$2.41	$2.17

Segment Costs Per MCFE
United States
Production Costs	$0.18	$0.14	$0.25	$0.14
Severance/Production Taxes	$0.74	$0.73	$0.68	$0.83
Gathering Fees	$0.24	$0.27	$0.26	$0.27
DD&A	$0.90	$0.71	$0.91	$0.72

	$2.06	$1.85	$2.10	$1.95

China
Production Costs	$0.94	$0.67	$0.99	$0.56
Severance/Production Taxes	$0.97	$0.35	$0.77	$0.40
DD&A	$1.25	$0.74	$1.40	$0.59

	$3.16	$1.76	$3.15	$1.55

Note: Amounts on a per MCFE basis may not total due to rounding.
Margins
Pre-tax income	65%	67%	61%	70%
Net Income	40%	44%	36%	45%
Operating segment margins
United States	82%	82%	80%	82%
China	80%	85%	79%	88%

Ultra Petroleum Corp. Third Quarter Results

Ultra Petroleum Corp.
Reconciliation of Cash Flow from Operations Before Changes in Non-Cash Items and
Working Capital
(unaudited)
All amounts expressed in US$

(1) Operating cash flow is defined as net cash provided by operating activities before changes in non-cash items and working capital. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also has included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

The following table reconciles cash flow from operations before changes in non-cash items and working capital with net cash provided by operating activities as derived from the company’s financial information.

	For the Nine Months Ended		For the Quarter Ended

	30-Sep-06	30-Sep-05	30-Sep-06	30-Sep-05

Net cash provided by operating activities	$328,889,787	$278,841,789	$91,178,059	$111,103,500
Excess tax benefit from stock based compensation	$9,515,806	—	$1,458,106	—
Accounts payable and accrued liabilities	$(25,946,456)	$(16,708,441)	$2,251,815	$9,396,755
Prepaid expenses and other current assets	$(21,956)	$(644,321)	$(7,152)	$(662,238)
Accounts receivable	$12,075,313	$7,127,575	$15,752,230	$(7,525,096)
Inventory	$(794,000)	$292,776	—	$137,200
Restricted cash	$2,007	$1,399	$763	$521
Deferred revenue	$(1,506,580)	$(137,500)	$(726,269)	$(137,500)
Other long-term obligations	$(5,255,044)	$(4,474,803)	$(4,162,864)	$(4,086,251)
Taxation payable	$(3,174,990)	$195,000	$550,020	$65,000
Cash flow from operations before changes in non-cash items and working capital	$313,783,887	$264,493,474	$106,294,708	$108,291,891

These statements are unaudited and subject to adjustment.

Ultra Petroleum Corp. Third Quarter Results

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements regarding this press release include, but are not limited to, opinions, forecasts, and projections, other than statements of historical fact.  Although we believe that these expectations are obtainable based on reasonable assumptions, we can give no assurance that such assumptions will prove to be correct.  Important factors that may cause actual results to differ, include, but are not limited to, increased competition; the timing and extent of changes in prices for oil and gas, particularly in Wyoming; risks inherent in our China operations; the timing and extent of our success in discovering, developing, producing and estimating reserves; the effects of weather and government regulation; the availability of oil field personnel and services, drilling rigs and other equipment; and other risks detailed in our SEC filings, particularly in our Annual Report on Form 10-K for our most recent fiscal year. Full details regarding the selected financial information provided above will be available in our Report on Form 10-Q for the quarter ended September 30, 2006.

This release can be found at http://www.ultrapetroleum.com

For further information contact:
Kelly L. Whitley
Manager Investor Relations
Phone: 281-876-0120 Extension 302
Email: info@ultrapetroleum.com
Website: www.ultrapetroleum.com